Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2021 Results
Double Digit Growth Leads to Record Quarterly Revenue of $79.1M ARR Growth Outpaces Revenue Growth
Acquisition of Ctek

(Minneapolis, MN, August 4, 2021) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its third fiscal quarter ended June 30, 2021.

“Record quarterly revenues and record annual recurring revenues of $36.0 million headlined our third fiscal quarter," said Ron Konezny, President and Chief Executive Officer. "Demand for Digi’s solutions and products, enabling secure, automated and zero touch applications, was at an all-time high, as bookings surpassed our ability to fulfill all orders in a challenging supply chain environment. We welcome the Ctek team into our Infrastructure Management family, addressing the remote monitoring and control needs of our industrial customers. A heartfelt thank you to my outstanding teammates, as we put our customers first while fighting through the dynamic supply chain challenges and evolving pandemic.”

Third Fiscal Quarter 2021 Results Compared to Third Fiscal Quarter 2020 Results

•          Revenue increased to $79.1 million, or an increase of 12.4%.

•          Gross margin was 53.8% versus 53.1% of revenue. Gross margin excluding amortization was 55.2% versus 54.8% of revenue.

•          Net income per diluted share increased to $0.09, or an increase of 50.0%.

•          Adjusted EPS increased to $0.25 per diluted share, or an increase of 8.7%.

•          Adjusted EBITDA increased to $11.6 million, or an increase of 9.9%.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

Segment Results

IoT Product & Services

The segment's third fiscal quarter 2021 revenues of $66.8 million increased 5.3% from the same period in the prior fiscal year and increased 1.8% from the previous fiscal quarter. This increase from the prior year fiscal quarter is primarily attributable to revenue from our console server and embedded products. Annualized Recurring Revenue, or ARR, grew 13% from prior year to approximately $13 million. Gross profit margin increased 170 basis points to 55.1% of revenues for the third fiscal quarter of 2021 primarily due to favorable mix within and among our console server, cellular router, embedded, and Xbee® products partially offset by increased production and distribution costs driven by the global supply challenges. Operating income of $6.1 million decreased 5.9% from the same period in the prior fiscal year.

Digi International Reports Third Fiscal Quarter 2021 Results

IoT Solutions

The segment's third fiscal quarter 2021 revenues of $12.3 million increased 78.6% from the same period in the prior fiscal year and increased 5.1% from the previous fiscal quarter. This increase from the prior year fiscal quarter was driven by hardware installations with new and existing customers and increased subscription revenue. Annualized Recurring Revenue, or ARR, grew nearly 37% from prior year to over $23 million. We now service over 79,000 sites as of June 30, 2021, compared to nearly 69,000 sites as of June 30, 2020. Gross profit margin decreased 330 basis points compared to the prior year third fiscal quarter. This is due to volume growth in hardware installations that carry a lower gross margin than subscriptions and increased material and overhead expenses associated with the production and distribution of our products as a result of global supply challenges. Operating loss of $2.1 million in the third quarter of fiscal 2021 improved $1.5 million, or 42.6%, versus the $3.6 million operating loss from the same period in the prior fiscal year.

Fiscal 2021 Fourth Quarter Guidance

We anticipate the current supply chain challenges to continue into the fourth fiscal quarter and beyond. High demand for Digi products and services will be tempered by access to key components. For the fourth fiscal quarter 2021, Digi projects revenue to be in a range of $75 million to $79 million, or approximately 3%-8% annual growth. Adjusted EBITDA is projected to be in a range of $10.9 million to $11.9 million. With a diluted share count of 35.1 million shares, we projected EPS to be in a range of $0.07 to $0.09 per diluted share, while our adjusted EPS is projected to be in a range of $0.23 to $0.25 per diluted share.

Third Fiscal Quarter 2021 Conference Call Details

As announced on July 8, 2021, Digi will discuss its third fiscal quarter 2021 results on a conference call on Wednesday, August 4, 2021 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.

Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 6351355. International participants may access the call by dialing (262) 912-4765 and entering passcode 6351355. International participants may access the call by dialing (262) 912-4765 and entering conference ID 6351355. A replay will be available for one week, within approximately three hours after the completion of the call. You may access the replay via webcast through the investor relations section of Digi’s website. Or, you may access the replay via phone by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 6351355 when prompted.

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.

For more news and information on us, please visit www.digi.com/aboutus/investorrelations.

About Digi International

Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).

Digi International Reports Third Fiscal Quarter 2021 Results

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to global economic volatility and the ability of companies like us to operate a global business in such conditions, the current supply chain and shipping market pressures that are negatively impacting both manufacturing and distribution timelines as well as operating costs for a wide range of companies globally, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2020 and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures

This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.

We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

Digi International Reports Third Fiscal Quarter 2021 Results

We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration,, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Investor Contact:

James J. Loch

Senior Vice President, Chief Financial Officer and Treasurer

Digi International

952-912-3737

Email:  jamie.loch@digi.com

For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2021 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2021	2020	2021	2020
Revenue	$79,079	$70,338	$229,526	$206,102
Cost of sales	36,523	32,989	105,495	99,648
Gross profit	42,556	37,349	124,031	106,454
Operating expenses:
Sales and marketing	15,910	13,133	46,271	39,750
Research and development	12,374	10,892	34,822	32,755
General and administrative	10,153	10,378	34,701	27,724
Restructuring charge	101	91	995	129
Operating expenses	38,538	34,494	116,789	100,358
Operating income	4,018	2,855	7,242	6,096
Other expense, net	(482)	(945)	(1,244)	(2,977)
Income before income taxes	3,536	1,910	5,998	3,119
Income tax expense (benefit)	379	144	220	(859)
Net income	$3,157	$1,766	$5,778	$3,978

Net income per common share:
Basic	$0.09	$0.06	$0.18	$0.14
Diluted	$0.09	$0.06	$0.18	$0.13
Weighted average common shares:
Basic	34,057	28,972	31,443	28,772
Diluted	35,148	29,187	32,706	29,477

Digi International Reports Third Fiscal Quarter 2021 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2021	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$146,942	$54,129
Accounts receivable, net	41,276	59,227
Inventories	47,263	51,568
Other current assets	10,833	5,134
Total current assets	246,314	170,058
Other non-current assets	366,737	358,624
Total assets	$613,051	$528,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,840	$28,067
Other current liabilities	38,575	33,163
Total current liabilities	57,415	61,230
Other non-current liabilities	90,166	95,952
Total liabilities	147,581	157,182
Total stockholders’ equity	465,470	371,500
Total liabilities and stockholders’ equity	$613,051	$528,682

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended June 30,
	2021	2020
Net cash provided by (used in) operating activities	$42,084	$19,153
Net cash used in investing activities	(7,957)	(136,791)
Net cash provided by financing activities	60,579	78,221
Effect of exchange rate changes on cash and cash equivalents	(1,893)	1,710
Net increase (decrease) in cash and cash equivalents	92,813	(37,707)
Cash and cash equivalents, beginning of period	54,129	92,792
Cash and cash equivalents, end of period	$146,942	$55,085

Digi International Reports Third Fiscal Quarter 2021 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Three months ended June 30,				Nine months ended June 30,
	2021		2020		2021		2020
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$79,079	100.0%	$70,338	100.0%	$229,526	100.0%	$206,102	100.0%

Net income	$3,157		$1,766		$5,778		$3,978
Interest expense, net	368		878		1,015		2,763
Income tax benefit	379		144		220		(859)
Depreciation and amortization	5,148		5,306		15,200		14,159
Stock-based compensation	2,110		1,882		6,331		5,323
Changes in fair value of contingent consideration	—				5,772
Restructuring charge	101		91		995		129
Acquisition expense	313		463		937		2,618
Adjusted EBITDA(1)	$11,576	14.6%	$10,530	15,0%	$36,248	15.8%	$28,111	13.6%

(1)	Beginning in fiscal 2021, Adjusted EBITDA now excludes changes in fair value of contingent consideration. The prior year presentation has been adjusted to conform to the current year presentation.

TABLE 2

Reconciliation of Net Income and Net Income per Diluted Share to

Adjusted Net Income and Adjusted Net Income per Diluted Share

(In thousands, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2021		2020		2021		2020
Net income and net income per diluted share	$3,157	$0.09	$1,766	$0.06	$5,778	$0.18	$3,978	$0.13
Amortization	4,101	0.12	4,123	0.14	11,989	0.37	10,687	0.37
Stock-based compensation	2,110	0.06	1,882	0.06	6,331	0.19	5,323	0.18
Other non-operating expense	114	—	67	—	229	0.01	214	0.01
Acquisition expense	313	0.01	463	0.02	937	0.03	2,618	0.09
Changes in fair value of contingent consideration	—	—			5,772	0.18	(128)	—
Restructuring charge	101	—	91	—	995	0.03	129	—
Interest expense related to acquisition	378	0.01	907	0.03	1,028	0.03	3,032	0.10
Tax effect from the above adjustments (1)	(1,026)	(0.03)	(2,660)	(0.09)	(4,494)	(0.14)	(5,391)	(0.18)
Discrete tax benefits (2)	(512)	(0.01)	(66)	—	(764)	(0.02)	(1,127)	(0.04)
Adjusted net income and adjusted net income per diluted share (3)	$8,736	$0.25	$6,573	$0.23	$27,801	$0.85	$19,335	$0.66
Diluted weighted average common shares		35,148		29,187		32,706		29,477

(1)	The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2021 and 20.2% for fiscal 2020 based on adjusted net income.

(2)	For the three and nine months ended June 30, 2021, discrete tax benefits primarily are a result of excess tax benefits recognized on stock compensation. For the three months ended June 30, 2020, discrete tax benefits were primarily a result of excess tax benefits on stock compensation. For the nine months ended June 30, 2020, discrete tax benefits were primarily a result of excess tax benefits on stock compensation and an adjustment of our state deferred tax rate due to the Opengear acquisition.

(3)	Adjusted net income per diluted share may not add due to the use of rounded numbers.